EXHIBIT 99.1

MannKind Corporation Reports 2016 First Quarter Financial Results

Conference Call to Begin Today at 5:00 PM ET

VALENCIA, Calif., May 09, 2016 (GLOBE NEWSWIRE) -- MannKind Corporation (Nasdaq:MNKD) (TASE:MNKD) today reported financial results for the first quarter ended March 31, 2016.

For the first quarter of 2016, total operating expenses were $20.0 million as compared to $21.7 million for the same quarter in 2015.  Research and development expenses were $5.1 million for the first quarter of 2016, a decline of 45%, compared to the first quarter of 2015, primarily due to the reduction in force and closure of the Paramus, New Jersey facility in 2015 and the transition from development to commercial activities. General and administrative costs were $7.4 million for the first quarter of 2016, a decline of 30%, compared to the first quarter of 2015, mainly due to the reduction in force and closure of the Paramus facility in 2015 in addition to reduced professional fees related to strategic planning activities incurred in 2015 and lower non-cash stock compensation expense. Product manufacturing costs for the first quarter of 2016 were $7.5 million, an increase of 300%, compared to the same quarter of 2015, due to underutilization of the manufacturing facility and loss from foreign currency exchange of $2.4 million related to purchase commitments.

The Company’s portion of the loss sharing under the Sanofi License Agreement was $5.5 million for the first quarter of 2016.  The total amount owed to Sanofi is currently $68.8 million, including accrued interest of $2.8 million.

The net loss for the first quarter of 2016 was $24.9 million, or $0.06 per share based on 428.9 million weighted average shares outstanding, compared to the net loss of $30.7 million, or $0.08 per share on 398.9 million weighted average shares outstanding in the first quarter of 2015. The number of common shares outstanding at March 31, 2016 was 429.1 million.

Cash and cash equivalents at March 31, 2016 were $27.7 million, compared to $59.1 million at December 31, 2015. In February 2016, an upfront fee of $250,000 was received pursuant to the previously announced collaboration and license agreement with Receptor Life Sciences.  In addition, $467,000 was received from exercises of stock options by employees.  Currently, $30.1 million remains available for borrowing under the amended loan arrangement with The Mann Group. A recently filed universal shelf registration statement became effective along with a prospectus supplement for a $50.0 million ATM facility.

Conference Call

MannKind management will host a conference call to discuss these results today at 5:00 p.m. Eastern Time.  To participate in the call please dial (888) 771-4371 or (847) 585-4405 and use the participant passcode: 41477569.  Those interested in listening to the conference call live via the Internet may do so by visiting the Company's website at http://www.mannkindcorp.com.

A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 843-7419 or (630) 652-3042 and use the participant passcode: 4147 7569#.  A replay will also be available on MannKind's website for 14 days.

About MannKind Corporation

MannKind Corporation (Nasdaq and TASE: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes. MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding MannKind’s ability to directly commercialize pharmaceutical products.  Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal", “potential” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon the MannKind’s current expectations.  Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability to generate significant product sales for MannKind, difficulties or delays in obtaining regulatory feedback or completing and analyzing the results of clinical studies, MannKind’s ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent periodic reports on Form 10-Q and current reports on Form 8-K.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

(Tables to follow)

MannKind Corporation Condensed Consolidated Statements of Operations (Unaudited) (In thousands)

	Three months ended March 31,
	2016	2015
Revenue	$—	$—

Operating expenses:
Research and development	5,130	9,377
General and administrative	7,351	10,479
Product manufacturing	7,532	1,882
Total operating expenses	20,013	21,738

Loss from operations	(20,013)	(21,738)
Other income	67	1,413
Interest expense on note payable to principal stockholder	(721)	(714)
Interest expense on notes	(4,221)	(9,622)
Interest income	15	3

Net loss	$(24,873)	$(30,658)

Net loss per share — basic and diluted	$(0.06)	$(0.08)

Shares used to compute basic and diluted net loss per share	428,858	398,916

MannKind Corporation Condensed Consolidated Balance Sheet (Unaudited) (in thousands)

	March 31, 2016	December 31, 2015

Assets
Current assets:
Cash and cash equivalents	$27,653	$59,074
Receivables from collaboration	144	23
Deferred product costs from collaboration	13,539	13,539
Prepaid expenses and other current assets	2,807	4,018
Total current assets	44,143	76,654
Property and equipment — net	48,033	48,749
Other assets	1,096	1,009
Total	$93,272	$126,412

Liabilities and Stockholders’ Deficit

Accounts payable	$582	$15,599
Accrued expenses and other current liabilities	8,077	7,929
Facility financing obligation	75,010	74,582
Deferred product sales from collaboration	17,680	17,503
Purchase commitments liabilities - current	12,927	12,475
Deferred payments from collaboration	134,935	140,231
Current liabilities	249,211	268,319
Note payable to related party	49,521	49,521
Sanofi loan facility and loss share obligation	68,835	62,371
Senior convertible notes	27,618	27,613
Net purchase commitments	55,605	53,692
Other liabilities	15,946	15,225
Stockholders’ deficit	(373,464)	(350,329)
Total	$93,272	$126,412

Company Contact:
Rose Alinaya
SVP, Finance
661-775-5300
ralinaya@mannkindcorp.com